EXHIBIT 23.1
Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of ChromaDex Corporation and Subsidiaries on Form S-3 and as amended [File Nos. 333-268148, 333-254624, 333-239144, 333-238570, 333-233729, 333-222064, 333-221245, 333-218634, and 333-176636] and on Form S-8 [File Nos. 333-248104, 333-226972, 333-223889, 333-221247, 333-221246, 333-196434, 333-168029, 333-154403, and 333-154402] of our report dated March 8, 2023, with respect to our audits of the consolidated financial statements of ChromaDex Corporation and Subsidiaries as of December 31, 2022 and December 31, 2021 and for the years ended December 31, 2022 and December 31, 2021, which report is included in this Annual Report on Form 10-K of ChromaDex Corporation and Subsidiaries for the year ended December 31, 2022.

/s/ Marcum LLP
Marcum LLP
New York, NY
March 8, 2023